Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------
                Computation of ratio of earnings to fixed charges
                 and preferred securities dividend requirements
                          (in thousands, except ratios)



                                                          Six-month period ended
                                                                June 30, 2001
                                                          ----------------------

Net Income................................................         $30,419
                                                                   -------
Fixed Charges
         Trustee Fees.....................................              60
         Audit Fees.......................................              27
         Administrative Fees..............................             528

Total Fixed Charges.......................................             615
                                                                   -------
Earnings before fixed charges.............................         $31,034
                                                                   =======

Fixed charges, as above...................................         $   615
                                                                   =======
Preferred securities dividend.............................          19,345
                                                                   -------
Fixed charges including preferred securities dividends....         $19,960
                                                                   =======
Ratio of earnings to fixed charges and preferred
  securities..............................................            1.55
                                                                      ====